Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

RICHTECH ROBOTICS INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class B Common Stock	(1)	Other	8,000,000	$2.98	$23,840,000.00	0.0001381	$3,292.31

Total Offering Amounts:						$23,840,000.00		3,292.31
Total Fee Offsets:								0.00
Net Fee Due:								$3,292.31

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates includes an indeterminate number of additional shares which may be issuable in accordance with the Second Amended and Restated Richtech Robotics Inc. 2023 Stock Option Plan (the “Plan”) to prevent dilution from stock splits, share dividends or similar transactions.

Represents an additional 8,000,000 shares of Class B common stock, par value of $0.0001 per share (the “Common Stock”) registered hereby issuable pursuant to the evergreen provision of the Plan, either directly or upon exercise of options or other share based awards granted under the Plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices reported for the registrant’s Common Stock as reported on the Nasdaq Capital Market on February 12, 2026, which were $3.14 and $2.825, respectively.

Determined in accordance with Rule 457(h).